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                                                                    EXHIBIT 10.1


                         PRG-SCHULTZ INTERNATIONAL, INC.
                          2004 EXECUTIVE INCENTIVE PLAN

                                     GENERAL

The PRG-Schultz International, Inc. (the "Company") 2004 Executive Incentive Plan (the "Plan") for its senior executives was approved by the Compensation Committee (the "Committee") of the Board of Directors on February 19, 2004, effective for bonuses to be paid with respect to the fiscal years ended December 31, 2004-2008.

                                 ADMINISTRATION

The Plan will be administered by the Committee; provided, however, that if at any time all of the members of the Committee shall not be "outside" directors for purposes of Section 162(m) of the Internal Revenue Code of 1986 as amended, and the regulations promulgated thereunder, then this Plan shall be administered by a subcommittee of the Committee consisting of the two or more outside directors. All references to the "Committee" herein shall include the subcommittee as appropriate.

                                  PARTICIPANTS

Such senior executives of the Company as shall be determined by the Committee may participate in the Plan, which determination must be made prior to February 28 of each fiscal year.

                               METHOD OF OPERATION

No later than 90 days after the beginning of each fiscal year, the Committee will determine the performance criteria from those listed below which will be applicable to each participant for such fiscal year, the maximum incentive which such participant may obtain, the incentives payable for various levels of performance, and the relative weight of each of the performance criteria which are applied. The performance criteria to be applied may include any combination of the following and may vary from participant to participant: (a) specified levels of quarterly and annual earnings per share of the Company, (b) specified levels of quarterly and annual revenues of the Company, (c) specified levels of quarterly and annual operating profit of the Company, (d) specified levels of quarterly and annual revenues generated from various industry segments, (e) specified levels of quarterly and annual revenues derived from specified territories or clients, (f) specified levels of quarterly and annual cash receipts derived from specified territories or clients, (g) specified levels of quarterly and annual gross profits derived from specified territories or clients, and (h) control of expenses in various functional areas. The annual incentives set for each participant shall contain threshold targets (and may contain higher targets) for each incentive component to ensure that no annual incentive compensation is earned for substandard performance. All incentives under the Plan will be paid within 60 days following the end of the period with respect to which they are calculated; provided, however, that no compensation may be paid under this Plan before the Committee has certified in writing that the performance criteria and any other material terms of an award under the Plan were in fact satisfied.

                           MAXIMUM ANNUAL COMPENSATION

No participant in the Plan may receive compensation under this Plan with respect to any fiscal year which is in excess of 1% of the Company's gross revenues during such year.

                                   AMENDMENTS

The 2004 Executive Incentive Plan may be amended by the Board of Directors; however, once the Committee has set performance goals and incentive targets with respect to a participant for a specific fiscal year, such goals and targets may not be amended in any manner that would increase the amount of the incentive payable to the participant, and such goals or targets may not be waived or decreased.


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